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                                                                   EXHIBIT 10.59
                               CHIRON CORPORATION
                              EXECUTIVE BONUS PLAN

    This Executive Bonus Plan (the "Plan") is established by Chiron Corporation (the "Company") effective for fiscal years beginning after December 31, 1994.

1.  PURPOSE

    The purposes of the Plan are to:

    (A) Promote the interests of the Company.

    (B) Provide incentives and rewards to senior executives, as a group and individually, who are largely responsible for the management, growth and profitability of the Company.

    (C) Focus incentives upon building value for stockholders by linking senior executive compensation to the Company's performance as measured by net income and the market value of the Company's stock.

2.  ADMINISTRATION

    The Plan will be administered by the Company's Compensation Committee (the "Committee") or a subcommittee thereof that satisfies the requirements of
Section 162(m) of the Internal Revenue Code of 1986 or successor provision ("Section 162(m)"). The Committee will have full authority to administer the Plan, including authority to interpret and construe any relevant provision of the Plan, determine eligibility for an award and to adopt such rules and regulations as it may deem necessary. Decisions of the Committee are final and binding on all persons who have an interest in the Plan. Should any further limitation on bonuses payable under the Plan be necessary to satisfy the requirements of Section 162(m) under final regulations thereunder in order that compensation paid under the Plan be performance-based, such limitations shall apply.

3.  ELIGIBILITY AND PARTICIPATION

    (A) The executives eligible to participate in the Plan for any fiscal year shall be each officer of the Company at the level of Vice President or above.

    (B) Participants are approved for each fiscal year by the Committee by name or position and will not be eligible for an award for any fiscal year unless explicitly approved for such fiscal year. Participants may, at the discretion of the Committee, be approved for participation for part of a fiscal year on a pro-rata basis.

    (C) No executive shall participate in the Plan for any fiscal year if he/she participates in any other Company-sponsored incentive, sales or bonus plan for that fiscal year, unless such participation is approved by the Committee.

    (D) If an executive's employment is terminated during a fiscal year, the Committee may, in its sole discretion, reduce or cancel the participation of such executive for that year. Absent special circumstances, no participant may receive any award under the Plan for any fiscal year if he/she terminates employment before the end of that fiscal year for any reason other than Company-approved retirement after attaining age 65, death, disability or involuntary termination without cause.

4.  DETERMINATION OF BONUSES

    (A) The Committee shall establish a target bonus for each eligible participant, either by name or position, for such fiscal year, payable if a specified Company performance goal is satisfied for such fiscal year. The target bonus payable to any Participant for any fiscal year shall be a specified percentage (not to exceed 150%) of that participant's salary for the fiscal year, but in no event shall exceed $1,000,000. Both the specified percentage and the Company performance goal for a fiscal year shall be determined by the Committee within the first ninety (90) days of such fiscal year of the Company (or within such earlier period as shall be required under Section 162(m)).
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    (B) The performance goal for each fiscal  year shall be based on one of  the following measures of the Company's performance: (i) the achievement of a specified closing or average closing price of Company common stock, (ii) the absolute or percentage increase in the closing or average closing price of Company common stock and/or one or more of the following measures of the Company's net income for such fiscal year determined in accordance with generally accepted accounting principles as consistently applied by the Company: absolute net income or a percentage or absolute dollar increase in net income, earnings per share or a percentage or absolute dollar increase in earnings per share, or return on equity or a percentage or absolute dollar increase in return on equity. The Committee may provide for alternative levels of bonus depending on relative performance toward a performance goal. The Committee may establish a goal based on one or more measures of net income or may establish multiple goals based on more than one measure, but any bonus payable must be based on the satisfaction of at least one goal.

    (C) For purposes of this Plan, net income shall be net income of the Company and its consolidated subsidiaries as reported by the Company and certified by its independent public accountants, but the Committee in fixing any goal may exclude any or all of the following if they have a material effect on annual net income: events or transactions that are either unusual in nature or infrequent in occurrence (such as restructuring\reorganization charges, the sale or discontinuance of a business segment, the sale of investment securities, losses from litigation, the cumulative effect of changes in accounting principles, and natural disasters), depreciation, interest or taxes.

    (D) Final payouts are subject to the approval of the Committee and shall occur as soon as practical after the close of the Company's financial books for the fiscal year. The Committee reserves the right to reduce or cancel any payout that would otherwise be due to a participant if, in its sole discretion, the Committee deems such action warranted based on other circumstances relating to the performance of the Company or the participant.

5.  DEFERRAL OF BONUSES

    (A) The Committee may, subject to such limits as the Committee may specify, permit a participant in the Plan to defer all or part of the bonus awarded to him/her with respect to any fiscal year by executing and delivering to the Company a deferral election form provided by the Committee no later than the date specified in the notification to the participant of his/her participation for such fiscal year.

    (B) The deferred bonus will be credited to a special book account maintained for each participant and will accrue earnings based on a reasonable rate of interest or on one or more predetermined actual investments (whether or not assets associated with the amount originally owed are actually invested therein) such that the amount payable by the employer at the later date will be based on the actual rate of return of a specific investment (including any decrease as well as any increase in the value of an investment). Distribution of the deferred bonus plus accrued interest will be made at such time or times and in such manner as the participant shall specify at the time he/she files the deferral election forms, subject, however, to such restrictions and limitations as the Committee may from time to time impose.

    (C) The obligation to pay a deferred bonus plus earnings shall at all times be an unfunded and unsecured obligation of the Company. The participant and his/her beneficiary(ies) shall look exclusively to the general assets of the Company, as general creditors of the Company. The Plan is intended to be unfunded for purposes of the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code of 1986. The participant shall have no right to assign, pledge or encumber his/her interest in the amount credited to the deferred bonus account. The participant may, however, designate one or more beneficiaries to receive the account balance in the event of his/her death.

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6.  AMENDMENT/TERMINATION

    The Company hereby reserves the right, exercisable by the Committee, to amend the Plan at any time and in any respect or to discontinue and terminate the Plan in whole or in part at any time, subject to Section 7. Amendment or termination may be effective with respect to any amount which has not yet been paid out, except that amounts which have been credited to a deferred bonus account shall be paid out in accordance with the applicable deferral election or, if the Committee so determines upon termination of the Plan, distributed to such participant as soon as practicable after termination of the Plan. In no event shall any award be increased, other than pursuant to Section 4(C), after the last day that an award must be specified for qualification as performance-based compensation under Section 162(m).

    No provision of the Plan shall be deemed to constitute a commitment of the Company to pay, or to confer any contractual or other rights upon a participant to receive a bonus award for any one or more fiscal years or to confer upon any participant any right to continue in the employ of the Company or to constitute any contract or agreement of employment or to interfere in any way with the right of the Company to terminate a participant's employment at any time, with or without cause, but nothing contained herein shall affect any contractual right of a participant pursuant to a written employment agreement.

7.  TERM AND SHAREHOLDER APPROVAL

    In no event shall any award be made under the Plan for any fiscal after the fiscal year beginning in calendar year 1999. The Plan, awards under the Plan, and any amendment to the Plan which would change the class of executives who are eligible to receive awards under the Plan or the permissible amount of such awards shall be subject to approval of the Company's shareholders in such manner and with such frequency as shall be required under Section 162(m).

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